UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2007

PRIMUS GUARANTY, LTD.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

001-32307 (Commission File Number)	Not Required (I.R.S. Employer Identification No.)

Clarendon House
2 Church Street
Hamilton HM 11, Bermuda
(Address of principal executive offices) (Zip Code)

441-296-0519
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

As previously announced in our press release dated November 6, 2007, Primus Guaranty, Ltd. (“the Company”) decided to discontinue the operations of Harrier Credit Strategies Fund L.P. (“Harrier”), a fund formed by the Company in April 2007, due in part to Harrier’s trading losses and difficulty in raising third-party capital for Harrier given the current market environment. The Company expects to reallocate approximately $65 million of capital it has invested in Harrier to the Company’s credit swap business. The Company expects to incur total costs in the range of $2 million to $3 million in connection with Harrier’s discontinuation. These expected costs are comprised of severance costs of approximately $0.3 million to $0.5 million and certain technology related costs in the range of $1.7 million to $2.5 million. Total cash expenditures resulting from the discontinuance of operations are expected to be two-thirds of the charge or approximately $1.3 million to $2 million. The majority of these activities are expected to be completed during the quarter ending December 31, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS GUARANTY, LTD.
By:	/s/ Richard Claiden
Richard Claiden Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)

Dated: November 7, 2007